Exhibit 10.19

December 2, 2021

FGI Canada Ltd.

5970 Chedworth Way, Unit B
Mississauga, ON

L5R 4G5

PRIVATE & CONFIDENTIAL

Attention: Cuc Quach

Dear Madam

We refer to the Facility Letter with schedules dated November 16, 2021 between HSBC Bank Canada (“the Bank”) and FGI Canada Ltd (formally know as Foremost International Ltd.), (collectively called the “the Original Facility Letter”). On the basis of the financial information and other information, representations, warranties and documents provided by the Borrower (as defined below) to the Bank, the Bank has agreed, at the request of the Borrower, to provide the Credit Facilities and amend certain terms and conditions of the Original Facility Letter as more particularly set out below. Additional terms and conditions are contained in the Schedule(s) attached to this facility letter (this letter and all attached Schedule(s) constituting collectively, the “Facility Letter”). All capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in Schedule A. The Original Facility Letter shall, as of the date above, be amended and restated (but without novation of existing credit facilities indebtedness and obligations) by this Facility Letter:

BORROWER

FGI Canada Ltd., (the “Borrower ”).

For purposes of this Facility Letter, the Borrower is sometimes referred to as a “Credit Party”.

CREDIT FACILITIES

The following credit facilities (collectively referred to as the “Credit Facilities”) are authorized subject to the satisfaction of all terms and conditions in this Facility Letter.

1.	Operating Loan Facility

1.1	Amount

Demand operating revolving loan facility (“Operating Loan Facility”) available at the Bank’s discretion by way of any of the types of advances and other credit described in section 1.3 (below) up to but not exceeding in aggregate (for all such types of advances and other credit) CAD 7,500,000, subject to the Margin Requirement, if any.

1.2	Purpose

To assist in financing the day-to-day operating requirements of the Borrower.

1.3	Availability

Loan advances and other credit under the Operating Loan Facility (“Operating Loans”) are available as follows:

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(a)   CAD account overdraft up to an aggregate principal amount not exceeding CAD 7,500,000 (“CAD Overdraft Loans”); and

(b)   USD account overdraft up to an aggregate principal amount not exceeding the US Dollar Equivalent of CAD 7,500,000 (“USD Overdraft Loans”).

The Borrower shall ensure that the aggregate Canadian Dollar Equivalent of all amounts advanced and credits outstanding under the Operating Loan Facility shall at no time exceed the amount set out in section 1.1 above.

1.4	Repayment

All amounts advanced and outstanding under the Operating Loan Facility shall be repaid on demand by the Bank.

1.5	Interest

Interest on the outstanding principal balance of all Loans and other credit advanced under the Operating Loan Facility shall, unless otherwise provided, be calculated and payable as follows:

(a)   for CAD Overdraft Loans, the Bank’s Prime Rate plus 0.50% per annum, calculated monthly in arrears on the daily balance on the last day of each month, payable on the first Business Day of the following month; or

(b)   for USD Overdraft Loans, the Bank’s U.S. Base Rate plus 0.50% per annum, calculated monthly in arrears on the daily balance on the last day of each month, payable on the first Business Day of the following month.

1.6	Fees

The Borrower shall pay to the Bank:

(a)   an administration fee of CAD 300 payable on the first Business Day of each quarter with respect to the previous month;

(b)   a set up fee of CAD 10,000 payable on acceptance of this Facility Letter; and

(c)   an annual review fee of CAD 3,500.

2.	Foreign Exchange Facility

2.1	Amount

Demand revolving foreign exchange facility up to a permitted maximum of USD 3,000,000 (the “Foreign Exchange Facility Limit”).

2.2	Purpose

To hedge against currency fluctuations of the Borrower in the normal course of business and not for speculative purposes.

2.3	Availability

Advances are available to purchase foreign exchange forward contracts for major currencies identified and approved by the Bank from time to time for periods up to six months, subject to an overall maximum aggregate USD Equivalent outstanding face value not exceeding the Foreign Exchange Facility Limit.

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2.4	Repayment:

All liabilities of the Bank under foreign exchange forward contracts shall be paid by the Borrower on demand by the Bank and, unless and until otherwise demanded, such contracts shall be fulfilled by the Borrower as they fall due.

3.	Margin Requirement

Notwithstanding any other provision of this Facility Letter, the Borrower shall ensure that the sum of the following (in CAD or Canadian Dollar Equivalent thereof), calculated by the Bank:

(a)   the amount advanced and liabilities outstanding under the Operating Loan Facility by way of CAD Overdraft Loans and USD Overdraft Loans;

shall at no time exceed the aggregate (in CAD or Canadian Dollar Equivalent thereof, calculated by the Bank) of the following (the “Margin Requirement”):

(i)   75% of Acceptable Receivables; plus

(ii)   80% of under 120 day Acceptable Receivables from major customers of the Borrower approved by the Bank; plus

(iii)  90% of Insured Receivables, subject to maximum amounts specified in any insurance certificate; plus

(iv)  50% of Acceptable Inventory to a maximum of CAD 3,750,000; less

(v)   Potential Prior Ranking Claims.

4.	Loan Documents

4.1	Loan Documents

The liability, indebtedness and obligations of the Borrower to the Bank shall be evidenced, governed and secured, as the case may be, by the following documents and any other documents reasonably required by the Bank from time to time, including this Facility Letter, (referred to collectively as the “Loan Documents”) completed in a form and manner satisfactory to the Bank:

(a)   general security agreement from the Borrower creating a first ranking Lien on all present and future or after-acquired Collateral of the Borrower (including its intellectual property, if any);

(b)   assignment of all risk insurance, including extended coverage, public liability coverage, business interruption coverage and fire insurance coverage, if required by the Bank, in amounts and from an insurer acceptable to the Bank in each case, on all of the Borrower’s Collateral showing the Bank as first loss payee with standard mortgage endorsement for property damage coverage (and as an additional insured for public liability coverage), as acknowledged by the relevant insurer or its authorized representative;

(c)   agreement for foreign exchange contracts;

(d)   assignment and postponement by shareholders in favour of the Bank of all present and future amounts owing to them by the Borrower;

(e)   supporting officer’s certificates, certificates of status (or good standing) and other certificates in connection with each Credit Party as the Bank may reasonably require which shall confirm, among other things, the constitutional documents for each Credit Party, incumbent officers with specimen signatures

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of authorized signatories, and the applicable authorizing resolutions for the Loan Documents, together with legal opinion of the solicitors acting for each Credit Party confirming power and capacity of each Credit Party, existence, due authorization, execution, delivery and enforceability of the Loan Documents to which each is a party and the priority of the Liens granted by each to the Bank; and

(f)    such other Loan Documents as the Bank may reasonably request in order to register or otherwise perfect the Liens granted to the Bank or as the Bank may reasonably require.

4.2	Registration and Priority; Counsel Fees

The Loan Documents (or notice thereof) will be registered in all jurisdictions and at all registries as the Bank may determine is necessary or beneficial to perfect or protect its Liens. The Bank’s Liens shall rank in priority to all other Liens, subject to only Permitted Encumbrances. The Borrower shall pay all legal fees and disbursements incurred by Bank’s counsel in connection with negotiation, implementation and enforcement of the Credit Facilities, including any expenses incurred to perfect or register Loan Documents.

5.	Conditions Precedent

In addition to the conditions precedent set out in Schedule A, it shall be a condition precedent to the initial advance and the continued availability of the Credit Facilities that the Bank shall have received in form and content satisfactory to the Bank:

(a)   the Loan Documents, duly authorized, executed and delivered, and, as relevant, duly registered;

(b)   copies of all Material Agreements (if any) and such other documents as the Bank may reasonably request; and

(c)   internally-prepared financial statements for the Foremost Group, Inc for the fisacl year end 2020 or most recent year to date confirming operating results acceptable to the Bank.

6.	Covenants and Conditions

(a)   Without limiting the Bank’s right to demand repayment of any outstanding amounts, the Borrower covenants and agrees with the Bank that it shall not, without the prior written consent of the Bank:

(i)    permit the ratio of Debt to TNW of the Borrower to at any time exceed 3.00 to 1.00; or

(ii)   permit the ratio of current assets to current liabilities of the Borrower to at any time be less than 1.25 to 1.00. For the purposes hereof, the amount of debt scheduled to be repaid at least one year plus one day from the balance sheet date may be excluded from current liabilities. Current assets shall exclude amounts due from related companies and affiliates.

The Borrower agrees that the foregoing financial tests may be calculated periodically by the Bank using financial statements provided by the Borrower or with such other statements as the Bank may agree to use from time to time. Any amounts not in CAD shall be calculated at the Canadian Dollar Equivalent.

(b)   The Borrower agrees to give the Bank written notice of any of the following events as soon as possible and in any event within 5 Business Days of the occurrence thereof:

(i)   any litigation, proceeding or dispute which if adversely adjudged, mediated or arbitrated could reasonably be expected to constitute a Material Adverse Change;

(ii)   any representation and warranty given by a Credit Party to the Bank being false or misleading;

(iii)   the death or insolvency of an individual Guarantor or the dissolution, merger or insolvency of any other Guarantor;

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(iv)  any notice from any Governmental Authority with respect to any violation, possible violation, non-compliance or possible non-compliance or claim which constitutes or could reasonably be expected to constitute a Material Adverse Change;

(v)   any claim or action made or taken by a creditor of a Credit Party with respect to Debt exceeding CAD 50,000 with respect to an actual or alleged default;

(vi)   default by a Credit Party under any of its respective credit facilities with the Bank or any other lender;

(vii)  arranging or undertaking to enter into an agreement for the purchase or sale of any property outside the normal course of business; or

(viii)  arranging to borrow money, obtain credit or incur additional funded indebtedness (other than pursuant to the Credit Facilities).

The Borrower shall give the Bank at least 5 Business Days prior notice of any proposed change of name by a Credit Party and any proposed change in governing jurisdiction or location of a Credit Party.

7.	Reporting Requirements

The continued availability of the Credit Facilities is subject to the Borrower delivering to the Bank the following reports in a form and on a frequency acceptable to the Bank as advised by the Bank from time to time:

(a)   quarterly, within 30 days of each quarter end:

(i)	an aged list of accounts receivable of the Borrower;
(ii)	an aged list of accounts payable of the Borrower;
(iii)	a declaration of inventory;
(iv)	signed internally-prepared income statement and balance sheet for the Borrower;
(v)	a certificate of margin compliance and a certificate of covenant compliance in the form requested by the Bank;

(b)   annually, within 120 days of the Borrower’s fiscal year end:

(i)    audited financial statements for the Borrower;

(ii)   pro forma financial statements, cash flow forecast and budget for the following fiscal year (by month) of the Borrower; and

(c)   such additional financial statements and information as and when requested by the Bank.

8.	Counterparts and Electronic Communication

This Facility Letter (and each Loan Document) may be signed by handwritten signature or electronically by using technology acceptable to the Bank. To evidence execution of this Facility Letter (or any Loan Document), the Borrower or Guarantor, as applicable, must deliver and return to the Bank an executed copy of each with the original handwritten signatures of each Credit Party’s duly authorized signatories (or Electronic Signatures of such signatories if so permitted by the Bank) by physical delivery, or if so permitted by the Bank, by facsimile, email or other electronic delivery or transmission and such transmission shall constitute delivery of an executed copy of the Facility Letter or relevant Loan Document. If a Credit Party uses an Electronic Signature to indicate its agreement, it shall ensure that its Electronic Signature is attached to or associated with this Facility Letter (or

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such Loan Document). This Facility Letter and each Loan Document may be executed in one or more counterparts and signed as outlined above, each of which when so executed when taken together shall constitute one and the same agreement. Delivery of a handwritten or electronically-signed counterpart and electronic delivery (including by email transmission or transmission over an electronic signature platform acceptable to the Bank) are each as valid, enforceable, binding and effective.

9.	Notices

Any notice, request or other communication which the Bank or a Credit Party may be required or may desire to give for purposes of this Facility Letter shall be in writing and may be sent either by electronic transmission (facsimile or email), or hand delivery or first class registered mail postage prepaid to the addresses below. Any such notice, request or other communication shall be deemed to have been effectively given, made and received: (i) when transmitted with receipt confirmed in the case of electronic transmission if such transmission was made on or before 5:00 p.m. (Eastern time) on that Business Day, failing which it shall be deemed to have been effectively given, made and received on the next following Business Day, (ii) when received if sent by hand delivery on or before 5:00 p.m. (Eastern time) on a Business Day, failing which it shall be deemed to have been effectively given, made and received on the next following Business Day, or (iii) five (5) days after deposit in the mail if so mailed, but any notice, request or other communication to be given or made during a strike, lock-out or other labour disturbance at the post office or during an actual or threatened interruption in the mail service shall be hand delivered or sent by electronic transmission and not mailed. Any party hereto may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties. The addresses of the parties for the purposes hereof shall be:

If to the Borrower, addressed as follows:

FGI Canada Ltd.

5970 Chedworth Way, Unit B

Mississauga, ON

L5R 4G5

Attention: Cuc Quach

Fax Number: 905-2472-103

Email: CQuach@foremostgroups.com

If to the Bank, addressed as follows:

HSBC Bank Canada

3601 Highway 7 East, Suite 108

Markham, ON

L3R 0M3

Attention: Sergey Frenkel

Email: sergey.frenkel@hsbc.ca

10.	Lapse and Cancellation

This Facility Letter shall, at the option of the Bank, expire, and be of no further force and effect if an advance of credit under the Credit Facilities has not been made within sixty (60) days of the date of this Facility Letter.

Credit Facilities under this Facility Letter are uncommitted and, notwithstanding any other provision of this Facility Letter, the Bank may, at any time, in its sole discretion: (i) terminate any right to make requests for credit or advances under the Credit Facilities; (ii) even if the Bank has not terminated such right to request credit or advances under the Credit Facilities, decline any request for credit or advances under the Credit Facilities, including requests for renewals or reissuances of any instruments or advances, and may refuse to honour or

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accept any cheques or other payment items; (iii) demand repayment of all outstanding indebtedness and liability of the Borrower at any time, all upon such notice and otherwise in accordance with applicable law as the Bank may determine.

11.	Schedules

Each of the following Schedules, as attached here or advised by the Bank from time to time, comprise part of the Facility Letter:

Schedule A-Definitions and Additional Terms and Conditions

12.	Language Choice

The parties hereto have requested that this Facility Letter and any document relating thereto be drafted in English. Les parties aux présentes ont exigé que cette lettre relative aux facilités et tout document y afférent soient rédigés en anglais.

13.	Acceptance

The offer of credit upon the terms and conditions contained in this Facility Letter may be accepted by the Borrower signing, dating and delivering a copy of this Facility Letter to the Bank by 5:00 p.m. local time on December 7, 2021. Failing such acceptance and delivery to the Bank, this offer shall be of no further force or effect.

Yours truly,

HSBC BANK CANADA

Madeleine Kain (Dec 3, 2021 17:47 EST)
Sergey Frenkel Director Corporate Banking	Madeleine Kain Senior Director & Team Lead Corporate Banking

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The undersigned hereby acknowledge(s) and agree(s) to the terms and conditions of this Facility Letter as of:

(a) Where signed fully or partly using Electronic Signatures, the date indicated in connection with the Electronic Signature of the last or final signatory;

(b) Where signed solely by manual signatures, the following date: ____________________________

BORROWER:

FGI Canada Ltd.

Per:	Cuc Quach (Dec 4, 2021 08:43 EST)
Authorized Signatory
	Title:	SVP Finance & Admin.
	Name:	Cuc Quach

Per:
Authorized Signatory
Title:
Name:

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SCHEDULE A

TO FACILITY LETTER
FROM HSBC BANK CANADA
TO FGI CANADA LTD.
DATED DECEMBER 2, 2021

This Schedule shall form part of the Facility Letter and the availability of the Credit Facilities as described in this Facility Letter shall also be subject to the terms and conditions contained in this Schedule.

I. Definitions and Interpretation

The section and Schedule headings are for ease of reference only and shall not affect the meaning or interpretation of this Facility Letter.

For the purpose of this Facility Letter, the following terms shall have the meanings indicated below.

“Acceptable Inventory” means the value, determined by the Bank from its review of the most recent financial statements and certificate of compliance and security margin report provided by the Borrower, based on the lower of cost and fair market value of all materials owned by the Borrower for resale or for production of goods for resale, excluding work in progress, and over which the Bank holds a first ranking security interest, subject only to Potential Prior Ranking Claims and Permitted Encumbrances. Acceptable Inventory excludes inventory amounts financed under post-shipment buyer loan facilities.

“Acceptable Receivables” means the aggregate of accounts receivable of the Borrower, determined by the Bank from the most recent financial statements and aged list of accounts receivable of the Borrower, over which the Bank holds a first ranking security interest, subject only to Potential Prior Ranking Claims and Permitted Encumbrances, from customers approved by the Bank and which are aged from invoice date and which have been outstanding for not more than 90 days, from which shall be excluded: (i) accounts receivable from related or affiliated corporations or other non-arm’s length Persons; (ii) warranty claims receivable; (iii) tax refunds; (iv) rebates; (v) discounts (whether cash discounts, volume discounts, promotional/advertising discounts or otherwise); and (vi) accounts which are disputed by the Borrower’s customers; (vii) contra accounts and trade accounts receivable subject to offset; (viii) such excessive concentration of trade accounts receivable from a single customer and affiliates or from a single region or other category as the Bank may determine and notify to the Borrower; (ix) the amount of Potential Prior Ranking Claims; (x) the insured and uninsured portions of any Insured Receivables; (xi) accounts receivable that are governed by or issued by a customer subject to the laws of a jurisdiction other than Canada or the U.S.; (xii) accounts receivable that are “Purchased Receivables” or “Financed Receivables” (as such terms are defined in any Receivables Purchase Agreement, Trade Invoice Recourse Financing Facility Agreement or other similar agreement between the Borrower and the Bank); and (xiii) such other exclusions and deductions, if any, which have been communicated by the Bank to the Borrower in writing. If any portion of an account receivable has been outstanding for more than 90 days (or such other date as advised by the Bank) from the invoice date , the entire account receivable (including the portion outstanding for 90 days or less) shall be excluded from the calculation of Acceptable Receivables except that if the portion of the account receivable that has been outstanding for more than 90 days is less than 10% of the specific account receivable and is less than CAD 100,000, the portion of the account receivable outstanding for 90 days or less may nonetheless be included in the calculation unless otherwise advised by the Bank.

“Bank Branch” means the branch of the Bank identified under the heading “Notices” in the Facility Letter or as otherwise advised by the Bank from time to time.

“Bank’s CAD Fixed Rate” means the annual fixed rate of interest offered by the Bank and accepted by the Borrower for the requested funds in CAD for a period of 30, 60, 90, or 180 days or 1, 2, 3, 4 or 5 years, subject to confirmation by the Bank, as selected by the Borrower (but in any event not diminishing or prejudicing the rights of the Bank to demand payment of all indebtedness and liabilities under the Credit Facilities at any time),

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but in no event shall such interest rate be less than 0% per annum. A confirmation or certificate from the Bank shall, absent manifest error, be conclusive evidence of the Bank’s CAD Fixed Rate from time to time.

“Bank’s USD Fixed Rate” means the annual fixed rate of interest offered by the Bank and accepted by the Borrower for the requested funds in USD for a period of 30, 60, 90, or 180 days or 1, 2, 3, 4 or 5 years, subject to confirmation by the Bank, as selected by the Borrower (but in any event not diminishing or prejudicing the rights of the Bank to demand payment of all indebtedness and liabilities under the Credit Facilities at any time) but in no event shall such interest rate be less than 0% per annum. A confirmation or certificate from the Bank shall, absent manifest error, be conclusive evidence of the Bank’s USD Fixed Rate from time to time.

“Bank’s Prime Rate” means the variable annual rate of interest per annum established and adjusted by the Bank from time to time as a reference rate for purposes of determining rates of interest it will charge on commercial loans in Canada denominated in Canadian dollars based on a year of 365 days, and which was 2.45% per annum on December 2, 2021 provided that if such interest rate is less than zero, then such rate shall be deemed to be zero. Such rate is available in a Bank Branch or on the Bank’s website. A confirmation or certificate from the Bank shall, absent manifest error, be conclusive evidence of the Bank’s Prime Rate from time to time.

“Bank’s U.S. Base Rate” means the variable annual rate of interest established and adjusted by the Bank from time to time as a reference rate for purposes of determining rates of interest it will charge on commercial loans denominated in United States dollars in Canada based on a year of 360 days, and which was 3.75% per annum on December 2, 2021 provided that if such interest rate is less than zero, then such rate shall be deemed to be zero. Such rate is available in a Bank Branch. A Certificate of a manager or account manager of the Bank shall, absent manifest error, be conclusive evidence of the Bank’s U.S. Base Rate from time to time.

“Business Day” means a day, other than a Saturday, Sunday or statutory (or civic) holiday, upon which the Bank is open for business in the Bank Branch.

“CAD” and “Canadian Dollars” means lawful currency of Canada in same day immediately available funds, or, if such funds are not available, the form of money of Canada that is customarily used in the settlement of international banking transactions on the day in question.

“CAD Fixed Rate Loan” has the meaning ascribed to such term under the heading “Credit Facilities” in the Facility Letter.

“CAD Prime Rate Loan” has the meaning ascribed to such term under the heading “Credit Facilities” in the Facility Letter.

“Canadian Dollar Equivalent” means at any time on any date in relation to any specified amount in a currency other than Canadian dollars, the amount of Canadian dollars which could be purchased from the Bank by the payment of that specified amount of such other currency at the rate of exchange quoted by the Bank at or about 8:00  a.m.  Pacific  time  on  such  date,  including  all  premiums  and  costs  of  exchange.

“Collateral” means all property of the relevant Credit Party, real and personal, movable and immovable, present and future or after-acquired, subject to the Liens granted to the Bank pursuant to the Loan Documents.

“Compensating Amount” means an amount determined by the Bank to be the net cost, if any, incurred by the Bank as a direct result of the repayment of all or a portion of any advance under any of the Credit Facilities which bears interest at the Bank’s CAD Fixed Rate or Bank’s USD Fixed Rate or based on LIBOR or other rate, on a date other than the expiration of the selected Interest Period or LIBOR Period, including, without limitation, any unwinding costs and other losses or expenses or damages sustained or incurred by the Bank relating to such payment. A confirmation or certificate from the Bank shall, absent manifest error, be conclusive evidence of the Compensating Amount from time to time.

“Compliance Action” has the meaning ascribed to it in Section XVII of this Schedule A.

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“Conditions Precedent” means the conditions precedent to the initial advance and the continued availability of the Credit Facilities set out in the Facility Letter, including this Schedule A and any other Schedules and Addenda hereto.

“Credit Facilities” has the meaning ascribed to such term under the heading “Credit Facilities” in the Facility Letter.

“Credit Party” and “Credit Parties” have the meanings ascribed to such terms under the heading “Borrower(s)” or “Guarantor(s)” as applicable, in the Facility Letter.

“DC’s” has the meaning ascribed to such term under the heading “Credit Facilities” in the Facility Letter.

“Debt” means all indebtedness and liability of the Borrower including without limitation under the Credit Facilities, and Off Balance Sheet Arrangements and the principal portion of non-realty operating lease obligations, less (i) deferred taxes; (ii) loans to the Borrower that are postponed and subordinated in favour of the Bank, in form and substance satisfactory to the Bank; and (iii) the after tax portion of any management bonus or any amount payable under an employee profit sharing plan (“EPSP”) which has been postponed and subordinated, to the Bank’s satisfaction, to the indebtedness and liability of the Borrower to the Bank.

“Debt Service Coverage” means (A) EBITDA less (i) unfunded capital expenditures, (ii) deferred charges, (iii) dividends, (iv) distributions , (v) advances to related companies and affiliates, (vi) investments in related companies and affiliates, and (vii) cash taxes, including those related to any discretionary management bonus, divided by (B) the total of all payments of principal and interest on debt, capital leases and obligations under the Credit Facilities including payments under leases and Off Balance Sheet Arrangements.

“Drawdown Date” means the date, which must be a Business Day, specified by the Borrower in a Required Notice as being the date on which the Borrower would like to obtain an advance.

“EBITDA” means earnings of the Borrower before interest, taxes, depreciation and amortization plus non-cash expenses approved by the Bank, less (to the extent included in determining net income) non-cash non-recurring items on a trailing twelve month basis.

“Electronic Communication” means any agreement, instruction, document, information, disclosure, notice or other form of communication that is sent or stored by means of any electronic or other digital transmission.

“Electronic Signature” means a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with an Electronic Communication and includes a secure electronic signature as may be prescribed by applicable law or otherwise required by us.

“Facility Letter” means the letter from the Bank to the Borrower to which this Schedule is attached, together with this Schedule and all other Schedules and Addenda, and includes all amendments and restatements thereof.

“Financial LG” means any LG which is not a Performance LG and in that regard, determination of whether an LG is a Financial LG or Performance LG shall be at the Bank’s sole discretion.

“Fixed Rate Loan” means any USD Fixed Rate Loan, or CAD Fixed Rate Loan.

“Foreign Currency Obligation” has the meaning ascribed to such term under section V of this Schedule A.

“Foreign Exchange Facility Limit” has the meaning ascribed to such term under the heading “Credit Facilities” in the Facility Letter.

“Foremost Group, Inc” is the parent co, based on of the USA. The consolidated company is comprised of Foremost Group, Inc (sales and distribution in USA) and FGI Canada Ltd (Sales and distribution in

Canada).

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“Governmental Authority” means any government, legislature or regulatory authority, agency, commission, law enforcement agency, board or court, tribunal or other law, regulation or rule making entity having or purporting to have jurisdiction on behalf of any nation, province, state, municipality or country or other subdivision thereof or other jurisdiction.

“Governing Jurisdiction” has the meaning ascribed to such term under section XVI of this Schedule A.

“Guarantor” means the party or parties described in the Facility Letter and includes any other party or parties who from time to time execute a guarantee or guarantees of the obligations of the Borrower under or in connection with this Facility Letter and the Loan Documents.

“HSBC Group” has the meaning ascribed to such term under section XVII of this Schedule A.

“Insured Receivables” means those Acceptable Receivables of the Borrower which are insured for payment by Export Development Canada or similar insurer approved by the Bank.

“Interest Period” means such period of time mutually agreed between the Bank and the Borrower.

“Legal Requirement” means any law, statute, code, ordinance, order, award, judgment, decree, injunction, rule, regulation, authorization, directive, guidance note, advisory, consent, approval, order, permit, franchise, licence, direction, deferred prosecution agreement or other requirement of any Governmental Authority.

“LG” has the meaning ascribed to such term under the heading “Credit Facilities” in the Facility Letter.

“Lien” means any mortgage, hypothec, lien, security interest, pledge, charge, prior claim, conditional sale agreement, reservation of ownership, rights of the lessor under a leasing agreement or other encumbrance of any kind in respect of any property of any Credit Party.

“Loan” means (a) any advance to the Borrower in USD on which interest is calculated and payable on the basis of the Bank’s U.S. Base Rate (as a U.S. Base Rate Loan) or as a USD Fixed Rate Loan, and (b) any advance to the Borrower in CAD on which interest is calculated and payable on the basis of the Bank’s CAD Fixed Rate or the Bank’s Prime Rate.

“Loan Documents” has the meaning ascribed to such term under the heading “Loan Documents” in the Facility Letter.

“Margin Requirements” has the meaning ascribed to such term under the heading “Margin Requirement” in the Facility Letter.

“Material Adverse Change” means, with respect to any Credit Party any event, circumstance, act or omission which individually or in the aggregate has had or could reasonably be expected to have, a material adverse effect on: (i) the business, operations, prospects, properties, assets or condition, financial or otherwise, of such Credit Party; (ii) the ability of any Credit Party to perform its obligations and covenants in this Facility Letter or any other Loan Document to which it is a party; or (iii) to the rights and remedies of the Bank under this Facility Letter or any other Loan Document.

“Material Agreements” means agreements material to the conduct of the business of the Borrower including those related to intellectual property, leases, licences and other rights of use of property.

“Off-Balance Sheet Arrangements” means any transaction, agreement or other contractual arrangement between the Borrower and an entity that is not consolidated on the Borrower’s financial statements, under which the Borrower may have: (i) any obligation under a direct or indirect guarantee or similar arrangement; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity, (iii) derivatives, to the extent that the financial statements do not fully reflect fair value thereof as a liability or asset; or (iv) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Borrower’s financial statements.

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“Performance LG” means an LG which is (a) an LG issued to secure ordinary course performance obligations of the Borrower to a third party (the “Performance Obligations”), including, without limitation, any performance related advance payment, retention or warranty obligations, in each case in connection with project engineering, procurement, construction, power business, maintenance and other similar projects (including projects about to be commenced) or bids for prospective project engineering, procurement, construction, power business, maintenance and other similar projects, or (b) an LG issued to back a bank guarantee, surety bond, performance bond, or other similar obligation in each case issued to support performance obligations and is not a documentary credit issued to finance the import or export of goods.

“Permitted Encumbrances” means liens, encumbrances or other rights permitted by the Bank in writing.

“Person” shall mean and include an individual, a partnership, a corporation, a joint stock company, a trust, an unincorporated association, a joint-venture or other entity or a government or any agency or political subdivision of the above.

“Potential Prior Ranking Claims” means the aggregate of all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a lien or trust or other claim pursuant to any law, statute, regulation or similar enactment, which ranks or is capable of ranking in priority to all or any portion of the Bank’s security or in priority to any claim by the Bank for repayment of amounts owing under the Credit Facilities including, without limitation, amounts due and payable for wages, vacation pay, employee deductions (including income, CPP, EI, workers compensation, social security or other employment tax withholdings), sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of HST input credits) and pension fund obligations.

“Premises” has the meaning ascribed to such term under section VI of this Schedule A.

“Required Notice” means a written notice in form and content approved by the Bank, signed by the Borrower, given to the Bank Branch not later than 10:30 a.m. local time (of the Bank Branch) two Business Days immediately preceding the date on which:

(a)	a CAD Prime Rate Loan, a USD Floating Rate Loan, a CAD Fixed Rate Loan, a USD Fixed Rate Loan or other advance (other than by way of account overdrafts) is to be made;

(b)	a rollover is to be made from one interest option to another, or a rollover of an existing Loan on maturity to the same type of Loan; or

(c)	an LG or DC is to be issued by the Bank;

as the case may be, stating the requested date, amount and, if applicable, term to maturity (or Interest Period) of the requested advance or rollover, or particulars of the LG or DC requested.

With respect to the foregoing, a confirmation or certificate from the Bank shall be prima facie evidence of the Bank’s CAD Fixed Rate, USD Fixed Rate, the Bank’s Prime Rate, the Bank’s U.S. Base Rate, from time to time.

“Sanctions” has the meaning ascribed to it in section II(f) of this Schedule A.

“Standard Trade Terms” means the Bank’s “Standard Trade Terms” (as amended from time to time), which can be accessed, read and printed by the Borrower at/from www.gbm.hsbc.com/gtrfstt or, alternatively, upon request from the Borrower’s relationship manager.

“Taxes” means any fee (including without limitation, any documentation, licence or registration fee), any tax (including, without limitation, any gross receipts, sales, use, property (personal and real), tangible or intangible and stamp tax, value added tax, income tax, excise tax), levy, imposts, duty, charge, assessment, deduction or withholding of any nature whatsoever, together with any fine, addition to tax and interest on the fee or tax.

“TNW” means the aggregate of paid in capital, retained earnings and loans (including principal and interest) to the Borrower which have been subordinated and postponed in favour of the Bank, in form and substance satisfactory to the Bank, less any assets deemed by the Bank to be intangible including, without limitation, (i)

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goodwill, (ii) related company and affiliate accounts receivable, (iii) advances to shareholders, (iv) deferred charges and (v) investments in related companies and affiliates.

“US Base Rate Loan” means an advance to the Borrower in USD in respect of which interest accrues and is payable at the Bank’s U.S. Base Rate.

“USD” and “United States Dollars” means lawful currency of the United States of America in same day immediately available funds, or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day in question.

“USD Equivalent” or “US Dollar Equivalent” means at any time on any date in relation to any specified amount in a currency other than United States dollars, the amount of USD which could be purchased from the Bank by the payment of that specified amount of such other currency at the rate of exchange quoted by the Bank at or about 8:00 a.m. Pacific time on such date, including all premiums and costs of exchange.

“USD Fixed Rate Loan” has the meaning ascribed to such term under the heading “Credit Facilities” in the Facility Letter.

Whenever the singular or the masculine is used herein the same shall be deemed to include the plural and other Persons, and vice versa.

II. Representations and Warranties

Each Credit Party represents and warrants to the Bank, as of the date of the Facility Letter and as at the time of an advance or other utilization of any of the Credit Facilities from time to time that:

(a)   if a corporation, it has been duly incorporated and organized (or if a partnership or other legal entity, has been duly formed, or settled as relevant) and organized and is properly constituted, is in good standing and subsisting and is entitled to conduct its business in all jurisdictions in which it carries on business or has assets;

(b) the execution of this Facility Letter and the other Loan Documents and the incurring of liability and indebtedness to the Bank does not and will not contravene:

(i) any Legal Requirement applicable to such Credit Party; or

(ii) any provision contained in any other loan or credit agreement or borrowing instrument or contract to which it is a party;

(c)  this Facility Letter and the other Loan Documents to which it is a party have been duly authorized, executed and delivered by it, and constitute its valid and binding obligations and are enforceable in accordance with their respective terms;

(d)  all necessary Legal Requirements have been met and all other authorizations, approvals, consents and orders have been obtained with respect to the execution and delivery of this Facility Letter and the other Loan Documents; and

(e)   all financial and other information provided to the Bank in connection with the Credit Facilities is true and accurate, and it acknowledges that the offer of credit by the Bank contained in this Facility Letter is made in reliance on the truth and accuracy of this information and the above representations and warranties.

(f)   neither the Borrower nor any of its subsidiaries, directors, officers, employees, agents, or affiliates is an individual or entity (nor does the Borrower nor any such other entity or person operate, possess, own, charter, or use a vessel) that is, or is owned or controlled by any one or more Persons that are: (i) the subject of any sanctions issued, administered or enforced by, or named on any list of specially

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designated or blocked Persons maintained by, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority, or the Department of Global Affairs (Canada), Foreign Affairs, Trade and Development Canada, Canada Border Services Agency, or Justice Canada, including any enabling legislation or executive order related thereto, and any similar sanctions laws as may be enacted from time to time in the future by the United States, Canada, the European Union (and any of its member states), the United Kingdom or the United Nations Security Council, or any other legislative body of the United Nations or other relevant Governmental Authority (collectively, “Sanctions”), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions other than to the extent that such representation and warranty would result in a violation of an applicable Legal Requirement in which case the applicable Credit Party shall immediately notify the Bank and provide particulars;

(g)    with respect to each LG or DC issued by the Bank pursuant to any of the Credit Facilities, all required import or export licenses applicable to the transactions for which such LG or DC is issued have been obtained and the Borrower is in compliance in all material respects with foreign and domestic laws and regulations pertaining to each jurisdiction in which it operates and to each LG and/or DC and the subject matter of such LG and/or DC including, if applicable, the shipment and financing of the goods described in such LG and/or DC; and

(h) no shares in a Credit Party have been issued as, or are held as, or convertible to, bearer shares.

(i) it holds insurance coverage in accordance with the requirements set forth in Section VI of this Schedule A.

III. Interest, Fees

(a)   Interest on the daily balance of the principal amount advanced under the Credit Facilities and remaining unpaid from time to time shall accrue and shall be payable by the Borrower as set out in this Facility Letter both before and after demand, default, maturity, or judgment and until indefeasible payment in full, except as otherwise expressly provided for.

(b)   If the Borrower repays any portion of the Credit Facilities accruing interest at the Bank’s CAD Fixed Rate or the Bank’s USD Fixed Rate or based on a date other than the expiration of the selected Interest Period, as the case may be, whether as a result of a demand for repayment by the Bank or otherwise, it shall also concurrently pay to the Bank the greater of:

(i) three months’ interest on the portion prepaid at the interest rate applicable to such Credit Facility; and

(ii) the applicable Compensating Amount.

(c)   Interest based on the Bank’s U.S. Base Rate shall be computed on the basis of a year of 360 days and for actual days that the amounts are outstanding under the relevant Credit Facilities on this basis. For the purpose of the Interest Act (Canada), (i) the annual rate of interest to which interest computed on the basis of a year of 360 days is equivalent is the rate of interest as provided in this Facility Letter multiplied by the actual number of days in such year (whether 365 or 366) and divided by 360 and (ii) the annual rate of interest to which interest computed on the basis of a year of 365 days is equivalent is the rate of interest as provided in this Facility Letter multiplied by the actual number of days in such year (whether 365 or 366) and divided by 365. The Borrower confirms that it fully understands and is able to calculate the rate of interest applicable to the Credit Facilities based on the methodology for calculating per annum rates provided for in this Facility Letter. The Bank agrees that if requested in writing by the Borrower, it shall calculate the nominal and effective per annum rate of interest on any advance outstanding at any time and provide such information to the Borrower promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve any Credit Party of any of its obligations under this Facility Letter or any other

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Loan Document, nor result in any liability to the Bank. Each Credit Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan documents, that the interest payable under the Loan Documents and the calculation thereof has not been adequately disclosed to the Credit Parties, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(d)   Upon expiration of the Interest Period of any CAD Fixed Rate Loan or USD Fixed Rate Loan, unless another interest rate option is selected by the Borrower to refinance such Loan by delivery to the Bank of a Required Notice:

(i) if in CAD, it shall bear interest at the rate applicable to, and payable as described for, CAD Overdraft Loans;

(ii) if in USD, it shall bear interest at the rate applicable to, and payable as described for, USD Overdraft Loans;

provided that if the Facility Letter does not provide for such an Overdraft Loan:

(iii) if in CAD, it shall bear interest at the Bank’s Prime Rate plus 3% per annum, calculated daily and payable monthly; or

(iv) if in USD, it shall bear interest at the Bank’s U.S. Base Rate plus 3% per annum, calculated daily and payable monthly.

(e)   The fees paid to and received by the Bank shall be its entitlement as consideration for the time, effort and expense incurred by the Bank in the review of financial statements and its review and administration of documents, and the Borrower acknowledges and agrees that the determination of these costs is not feasible and that the fees set out in this Facility Letter represent a reasonable estimate of such costs.

(f)  Whenever any payment shall be due on a day which is not a Business Day including, for greater certainty, if such date is the end of an Interest Period, the date for payment thereof shall be extended to the next succeeding Business Day. Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Bank.

(g)   In the event that interest is not received by the Bank on any date for payment provided for in this Facility Letter or in any other relevant document, interest on such overdue interest shall be compounded on the basis of interest calculated and payable on overdue interest in the same manner and at the same rate per annum as is applicable to such overdue interest until indefeasible payment in full. Any other amounts which become payable to the Bank under this Facility Letter or the other Loan Documents and which are not paid when due shall accrue interest and be payable from the due date at the Bank’s Prime Rate plus 3% per annum, calculated and payable monthly on the last day of each month, both before and after demand, default, maturity or judgment and until indefeasible payment in full (other than for overdrafts exceeding the permitted limit which shall accrue interest at the rate of 21% per annum both before and after demand, default and judgment until indefeasible payment in full).

(h)   All payments to the Bank shall be made at the address of the Bank Branch or at such other place as the Bank may specify in writing from time to time. The Borrower shall make payment to the Bank in immediately available funds in the same currency(ies) as the currency in which the original Loan, BA Advance or other credit was advanced or made available by the Bank. Any payment delivered or made to the Bank by 1:00 p.m. local time at the place where such payment is to be made shall be credited as of that day, but if made after such time such payment shall be credited as of the next Business Day.

(i)   Notwithstanding anything to the contrary contained in this Facility Letter, the parties acknowledge that:

(i) the applicable rate of interest payable by a Borrower in connection with this Facility Letter shall not be less than zero, and in the event any reference rate is negative it shall be deemed to be zero; and (ii) the Bank may, in its discretion, and is hereby irrevocably authorized by the Borrower to, make an

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advance under the Credit Facilities (or debit or set-off any bank account of a Borrower with the Bank in any currency), to pay any unpaid interest, fees or other amounts which have become due under the terms of this Facility Letter. If any provision of this Facility Letter or any other Loan Document would obligate a Credit Party to make a payment of interest or other amount to the Bank in an amount or calculated at a rate that would be prohibited by law or would result in receipt by the Bank of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in receipt by the Bank of interest at a criminal rate.

(j)    The Borrower acknowledges that the actual recording of the amount of any advance or repayment thereof under the Credit Facilities, and interest, fees and other amounts due in connection with the Credit Facilities, in an account of a Borrower maintained by the Bank shall constitute prima facie evidence of the Borrower’s indebtedness and liability from time to time under the Credit Facilities; provided that the obligation of the Borrower to pay or repay any obligations in accordance with the terms and conditions of the Credit Facilities shall not be affected by the failure of the Bank to make such recording. The Borrower also acknowledges being indebted to the Bank for principal amounts shown as outstanding from time to time in the Bank’s account records, including any amounts for which the Borrower is jointly and severally, or solidarily, liable, if any, and all accrued and unpaid interest in respect of such amounts, in accordance with the terms and conditions of this Facility Letter.

(k)   The obligation of the Borrower to make all payments under this Facility Letter and the other Loan Documents shall be absolute and unconditional and shall be made without any deduction or withholding of any nature and shall not be limited or affected by any circumstance, including, without limitation:

(i) any set-off, compensation, counterclaim, recoupment, defence or other right which the Borrower may have against the Bank or anyone else for any reason whatsoever; or

(ii) any insolvency, bankruptcy, reorganization or similar proceedings by or against the Borrower.

(l)    In addition to and not in limitation of any rights now or hereafter available to the Bank under applicable law or arising under the Loan Documents, the Bank is hereby irrevocably authorized, at any time and from time to time, to set-off and appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Bank to or for the credit of the Borrower against and on account of the obligations of the Borrower to the Bank under this Facility Letter, irrespective of currency and irrespective whether such obligations of the Borrower are owing on a joint and several, or solidary, basis. The Bank agrees to provide written notice to the Borrower of the exercise of any of the rights under this section promptly after the exercise of such rights.

(m) The Borrower shall pay to and indemnify and save harmless the Bank for the full amount of all out of pocket costs and expenses (including, but not limited to, any interest payable in order to maintain any Loan hereunder) which the Bank may sustain or incur as a consequence of the failure by the Borrower to pay when due any principal of or any interest on any Loan or any other amount due hereunder.

(n)  All payments made on account of principal, interest or otherwise shall be made to the Bank, to the extent permitted by applicable Legal Requirements, free and clear of and exempt from, and without deduction for or on account of, any present or future Taxes or other charges of any nature imposed, levied, collected, withheld or assessed by any Governmental Authority. However, in the event that any payments made under this Facility Letter shall not be made free and clear of and exempt from, and without deduction or withholding for or on account of any Taxes, then the Borrower shall gross up the payments to the Bank so that the Bank receives such additional amounts as may be necessary in order that each such net payment to the Bank, after payment or deduction or withholding for and on account of any such Taxes, will not be less than the amount to be paid and received by the Bank in accordance with this Facility Letter. With respect to each such deduction or withholding, the Borrower shall promptly pay any such Taxes and (but in no event later than 90 days after payment) furnish to the Bank evidence

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of such payment, satisfactory to the Bank and also at the Bank’s request provide such certificates, receipts and other documents required to establish any tax credit to which the Bank may be entitled.

(o) The agreements of the Borrower pursuant to the foregoing subparagraphs (m) and (n) shall survive the repayment of the Loans and the termination of this Facility Letter or the Credit Facilities (or both).

(p)   The remedies, rights and powers of the Bank under this Facility Letter, the other Loan Documents and at law and in equity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Bank and no delay or omission in exercise of such remedy, right, or power shall exhaust such remedies, rights or powers or be construed as a waiver of any of them.

IV. Conditions Precedent

In addition to the conditions precedent previously set out in the Facility Letter, it shall also be a condition precedent to the initial advance and continued availability of any credit or advances under any of the Credit Facilities that the Bank shall have received and be satisfied with:

(a)	Duly completed and executed Loan Documents registered where necessary in form and manner satisfactory to the Bank’s solicitors;
(b)	satisfactory banker’s and/or other agency reports on the financial position of each Credit Party and such customers of the Borrower as the Bank may specify from time to time;
(c)	the insurance coverage arranged by the Borrower conforming to the requirements set forth in section V1 of this schedule;
(d)	confirmation that the Borrower is in compliance with each of the terms and conditions of this Facility Letter;
(e)	all identification, business activity, business structure and other “know your customer” documents and information as required by the Bank and any screening conducted in accordance with Sanctions and other applicable legal requirements; and
(f)	such other conditions as the Bank may determine, in its discretion.

V. Borrower’s Covenants and Conditions of Credit

In addition to the conditions previously set out, the following additional conditions shall apply until all indebtedness and liability under the Credit Facilities are indefeasibly repaid in full to the Bank and the Credit Facilities cancelled:

(a) The Borrower shall not, without the prior written consent of the Bank:

(i)	grant or allow any Lien to be registered against or exist on any of its property and in particular, without limiting the generality of the foregoing, shall not grant a trust deed or other instrument in favour of a trustee;
(ii)	become a guarantor or an endorser or otherwise become liable upon any note or other obligation other than in the normal course of business of the Borrower;
(iii)	declare any management bonus, declare or pay dividends on any class or kind of its shares or other securities, repurchase or redeem any of its shares or other securities, or reduce its capital in any way whatsoever or repay any shareholders’ advances that would cause a breach of agreed covenants;
(iv)	amalgamate with or permit all or substantially all of its assets to be acquired by any other

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person, firm or corporation or permit any reorganization or change in ownership or corporate structure of the Borrower, or issue bearer shares;

(v)	permit any property taxes or strata fees to be past due at any time; or
(vi)	enter into any agreement for the purchase or sale of any property outside the normal course of business; or
(vii)	borrow money, obtain credit or incur additional funded indebtedness (other than pursuant to the Credit Facilities).

(b)  The Borrower agrees to file all tax returns which it is required to file in accordance with any Legal Requirement from time to time; to pay or make provision for the payment of all taxes (including any interest and penalties); to pay any Potential Prior Ranking Claims when due; and to maintain adequate reserves for the payment of any tax which is being contested diligently in good faith.

(c)   The Bank shall have the right to waive the delivery of any Loan Documents or the performance of any term or condition of this Facility Letter, and may advance all or any portion of the Loan(s) prior to satisfaction of any of the Conditions Precedent, but waiver by the Bank of any obligation or condition shall not constitute a waiver of performance of such obligation or condition for any future advance.

(d) All financial terms and covenants shall be determined in accordance with generally accepted accounting principles, applied consistently.

(e)   If the amount outstanding under any Credit Facility (i) in CAD plus the Canadian Dollar Equivalent of the amount outstanding under any of the Credit Facilities in a currency other than Canadian Dollars, or

(ii) in USD plus the USD Equivalent of the amount outstanding under any of the Credit Facilities in a currency other than USD, at any time exceeds the amount of such Credit Facility specified above (taking into account the Margin Requirement, if any), the Bank may, from time to time, in its sole discretion:

(i) limit the further utilization of that Credit Facility;

(ii)   convert all or part of the amount outstanding under that Credit Facility to Canadian Dollars in which event, interest shall accrue and be paid on such converted amounts at the rate set out in this Facility Letter for Canadian dollar advances accruing interest with reference to the Bank’s Prime Rate. If no such rate is set out in this Facility Letter, interest shall accrue on the amount so converted at the Bank’s Prime Rate plus 3% per annum, calculated monthly and payable on the last day of each month, both before and after demand, default, maturity or judgment and until indefeasible payment in full; or

(iii) require the Borrower to pay the excess.

(f)   With respect to any monies payable by the Borrower hereunder, or any portion or portions thereof, which are payable in a currency other than CAD (the “Foreign Currency Obligation”), the following provisions shall apply:

(i)    payment of the Foreign Currency Obligation made hereunder shall be made in immediately available funds in lawful money of the jurisdiction in the currency of which the Foreign Currency Obligation is payable in such form as shall be customary at the time of payment for settlement of international payments in Vancouver, British Columbia without set-off, compensation, or counterclaim and free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges and withholdings with respect thereto.

(ii)   if the Borrower makes payment to the Bank, or if an amount is applied by the Bank, in CAD in circumstances where the relevant indebtedness and liabilities constitute a Foreign Currency Obligation, such payment or amount shall satisfy the said liability of the Borrower hereunder

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only to the extent that the Bank is able, using the rate of exchange applied by the Bank in accordance with its normal banking procedures, to purchase the full amount of the relevant foreign currency owing with the amount of the CAD received by the Bank on the date of receipt, and the Borrower shall remain liable to and hereby agrees to indemnify the Bank for any deficiency (together with interest accruing thereon calculated and payable pursuant to the terms of the relevant underlying indebtedness and liabilities).

(iii)  the Borrower shall indemnify and hold the Bank harmless from any loss incurred by the Bank arising from any change in the value of CAD in relation to the relevant foreign currency between the date the Foreign Currency Obligation becomes due and the date of full, final and indefeasible payment thereof to the Bank.

(iv)   if for the purpose of commencing any proceeding against the Borrower to enforce payment of its indebtedness and liability under the Credit Facilities it is necessary to convert a sum due hereunder in a foreign currency into CAD, the rate of exchange used for purposes of commencing such proceeding shall be the rate of exchange at which in accordance with its normal banking procedures the Bank could purchase CAD with such foreign currency amount claimed to be due hereunder on the Business Day preceding that on which proceeding is commenced.

(v)    the obligation of the Borrower in respect of any such sum due from it to the Bank hereunder shall, notwithstanding any judgment in CAD, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in CAD the Bank may in accordance with its normal banking procedures purchase the relevant foreign currency in the full amount owing to the Bank with the CAD; if the amount of such foreign currency so purchased is less than the sum actually due to the Bank in such foreign currency the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss and if the foreign currency purchased exceeds the sum actually due to the Bank in the foreign currency, the Bank agrees to remit such excess to the Borrower as the Borrower may be entitled thereto.

(g)  The Borrower confirms that it will (i) not, directly or indirectly, use any amounts advanced or seek advances under the Credit Facilities for any illegal purpose or (a) to fund any activity or business with any person or in any country or territory that is the subject or target of Sanctions or (b) in any manner that would result in a violation of Sanctions by any person (including any lender, advisor, or otherwise) and (ii) not repay any amounts owing to the Bank using any funds derived directly or indirectly from any illegal or sanctionable activity, provided that this covenant shall be inapplicable only to the extent of any relevant violation of the Foreign Extra-Territorial Measures Act (Canada) or any similar applicable anti- boycott law or regulation.

VI. Insurance Matters

(a)  The Borrower and each Guarantor providing security to the Bank shall insure and keep insured, with good and responsible insurance companies, all of their Collateral against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like property. The Borrower and each Guarantor providing security to the Bank shall also insure such other hazards and risks (including employers’ and public liability risks) as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower and each Guarantor providing security to the Bank shall at all times insure or cause to be insured such property against such risks and hazards as other Persons similarly situated insure against, and including in any event loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as the Bank may determine. The Borrower shall, prior to the first advance hereunder and at any time on demand by the Bank, furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section. Notwithstanding the foregoing, all insurance required hereby shall be maintained in amounts and under policies and with insurers acceptable to the Bank, and all such policies shall contain a standard mortgage clause and loss payable clauses naming the

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Bank as loss payee and first mortgagee in a form acceptable to the Bank. The Borrower and each Guarantor providing security to the Bank shall pay or cause to be paid all premiums on such insurance. Certificates of insurance evidencing compliance with the foregoing and, at the Bank’s request, copies of the policies of such insurance, shall be delivered by the Borrower to the Bank annually. All insurance required hereby shall provide that any loss shall be payable to the Bank notwithstanding any act or negligence of the insured, shall provide that no cancellation thereof or amendment thereto shall be effective until at least thirty (30) days prior written notice thereof to the Bank, and shall be satisfactory to the Bank in all other respects.

(b)  In case of any loss, damage to or destruction of the Collateral or any part thereof, the Borrower shall promptly give written notice thereof to the Bank describing the nature and extent of such damage or destruction. The Borrower and each Guarantor providing security to the Bank hereby authorizes the Bank to adjust, compromise and settle any such losses under any insurance afforded, and does hereby irrevocably constitute the Bank, and each of its nominees, officers, agents, attorneys, and any other Person whom the Bank may designate, as its attorney, with full power and authority to effect such adjustment, compromise or settlement and to endorse any drafts drawn by an insurer of the Collateral or any part thereof and to do everything necessary to carry out such purposes. In the event the Borrower or any Guarantor providing security to the Bank shall receive any proceeds of such insurance regarding such loss, damage or destruction, the Borrower or such Guarantor shall immediately pay over or cause to be paid such proceeds to the Bank. Net insurance proceeds received by the Bank under the provisions hereof or under any policy of insurance covering the Collateral or any part thereof shall be held as collateral security for or applied to the reduction of the obligations secured under the Loan Documents, whether or not then due, as the Bank may determine in its sole discretion. If insurance proceeds are released to the Borrower or a Guarantor, the Borrower or the relevant Guarantor shall at its cost and expense, promptly cause to be repaired or replaced the Collateral so lost, damaged or destroyed (whether or not the insurance proceeds, if any, on account of such damage or destruction shall be sufficient for that purpose). All insurance proceeds shall be subject to the Liens of the Bank under the Loan Documents.

VII. Environmental Matters

(a)  To the best of the Borrower’s knowledge after due and diligent inquiry, no regulated, hazardous or toxic substances are being stored on any of the Borrower’s lands, facilities or premises (the “Premises”) or any adjacent property, nor have any such substances been stored or used on the Premises or in the Borrower’s business or any adjacent property prior to the Borrower’s ownership, possession or control of the Premises. The Borrower agrees to provide written notice to the Bank immediately upon the Borrower becoming aware that the Premises or any adjacent property are being or have been contaminated with regulated, hazardous or toxic substances. The Borrower shall not permit any activities on the Premises which directly or indirectly could result in the Premises or any other property being contaminated with regulated, hazardous or toxic substances. For the purposes of this Facility Letter, the term “regulated, hazardous or toxic substances” means any substance, defined or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance or other similar term, by any Legal Requirement now or in the future in effect, or any substance or materials, the use or disposition of which is regulated by any such Legal Requirement.

 The Borrower shall promptly comply with all Legal Requirements relating to the use, collection, storage, treatment, control, removal or cleanup of regulated, hazardous or toxic substances in, on, or under the Premises or in, on or under any adjacent property that becomes contaminated with regulated, hazardous or toxic substances as a result of construction, operations or other activities on, or the contamination of, the Premises, or incorporated in any improvements thereon. The Bank may, but shall not be obligated to, enter upon the Premises and take such actions and incur such costs and expenses to effect such compliance as it deems advisable and the Borrower shall reimburse the Bank on demand for the full amount of all costs and expenses incurred by the Bank in connection with such compliance activities.

(c)   The property of the Borrower which are now or in the future encumbered by any one or more of the Loan Documents are hereby further mortgaged and charged to the Bank, and the Bank shall have a

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Lien on such assets, as security for the repayment of such costs and expenses and interest thereon, as if such costs and expenses had originally formed part of the Credit Facilities.

VIII. Increased Cost Indemnities.

If any change in the applicable Legal Requirements or in their interpretation or the administration of any of them by any Governmental Authority, or compliance by the Bank with any request (whether or not having the force of law) of any relevant central bank or other comparable agency or Governmental Authority, shall change the basis of taxation of payments to the Bank of the principal of or interest on the Loans or any other amounts payable under this Facility Letter (except for changes in the rate of tax on, or determined by reference to, the net income or profits of the Bank) or shall impose, modify or deem applicable any reserve, special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank or shall impose on the Bank or the London interbank market any other conditions directly affecting this Facility Letter or the Loans, and the result of any of the foregoing is to increase the cost to the Bank of making the Loans or maintaining the Loans or to reduce the amount of any sum received or receivable by the Bank under this Facility Letter by an amount deemed by the Bank to be material, then the Borrower shall, upon receiving notice from the Bank, reimburse to the Bank, on demand by the Bank, such amount or amounts as will compensate the Bank for such additional cost or reduction. A certificate of a manager or account manager of the Bank setting forth the additional amounts necessary to compensate the Bank as aforesaid, and the basis for its determination, shall be conclusive as to the determination of such amount in the absence of manifest error.

IX. Bank Visits

Representatives of the Bank shall be entitled to attend at and inspect the Borrower’s place(s) of business and to view all financial records of the Borrower and meet with key officers or employees of the Borrower at any time, on reasonable notice.

X. Legal and Other Expenses

The Borrower shall pay (i) all reasonable legal fees and disbursements (on a solicitor and own client basis) in respect of legal advice and services to or on behalf of the Bank in connection with the Credit Facilities including: the preparation, negotiation and settlement of the Facility Letter, the preparation, issue and registration of the other Loan Documents together with any amendments or restatements thereto from time to time; the enforcement and preservation of the Bank’s rights and remedies; searches from time to time, including in connection with any advance; and (ii) all reasonable fees and expenses relating to appraisals, insurance consultation, environmental investigation, credit reporting and other due diligence and to responding to demands of any Governmental Authority; whether or not the documentation is completed or any funds are advanced under the Credit Facilities.

XI. Non-Merger; Records of Bank; Assignment

The terms and conditions of this Facility Letter shall not be merged by and shall survive the execution and delivery of the Loan Documents.

The taking of judgment on any covenant contained in this Facility Letter and/or the other Loan Documents shall not operate so as to create any merger or discharge of any indebtedness or liability of the Borrower under, nor of any assignment, transfer, guarantee, lien, contract, promissory note, bill of exchange or security of any form held or which may in the future be held by the Bank from the Borrower or from any other Person.

The benefits conferred by this Facility Letter and the other Loan Documents shall enure to the benefit of the Bank and its successors and assigns and shall be binding on each Credit Party and their respective heirs, successors and permitted assigns.

The records of the Bank as to the making or rollover of Loans (and the amounts thereof) hereunder, payment of any money payable hereunder or any part thereof being in default or of any notice or demand for payment having been made shall be prima facie proof of such fact, absent manifest error.

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No Credit Party shall assign all or any of its rights, benefits or obligations under this Facility Letter or the other Loan Documents without the prior written consent of the Bank. The Bank shall be entitled, without the consent of the Credit Parties, to assign, syndicate, sell or transfer all or any portion of its rights, benefits and obligations under this Facility Letter and the other Loan Documents.

XII. Waiver; Amendment

No term or condition of this Facility Letter or any of the other Loan Documents may be waived or varied verbally or deemed to be waived or varied by any cause or course of conduct of any officer, employee or agent of the Bank. All waivers must be in writing and signed by a duly authorized officer of the Bank.

Any amendment to this Facility Letter or the other Loan Documents must be in writing and signed by a duly authorized officer of the Bank. Without limiting the foregoing, the Bank may amend this Facility Letter if such amendment is required in connection with any change in applicable law or its interpretation or in connection with any Legal Requirement; the Bank shall provide 30 days prior written notice of any such amendment.

XIII. Severability

Any provision of this Facility Letter or the other Loan Document which is determined or adjudged to be illegal, invalid, prohibited or unenforceable under applicable law in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such illegality, invalidity, prohibition or unenforceability and shall be severed from the balance of this Facility Letter or such other Loan Document, all without affecting the remaining provisions of this Facility Letter or such other Loan Document or affecting the legality, validity or enforceability in any other jurisdiction.

XIV. Consent to Disclosure

(a)  Each Credit Party consents to and acknowledges that it is aware that credit, financial and personal inquiries and information regarding each Credit Party and individuals connected to Credit Parties (including directors, officers, shareholders and individuals acting on behalf of a Credit Party) may be gathered, made, maintained and/or used at any time in connection with: (i) initial and ongoing credit assessment, (ii) any funding of the Credit Facilities by investors or participants or any assignment or sale of the Credit Facilities by the Bank, (iii) the enforcement of any remedies that the Bank may have under the Credit Facilities, and (iv) compliance and risk monitoring purposes. Each Credit Party consents to the making of any such inquiries by or on behalf of the Bank, confirms the consent of any such individuals connected to Credit Parties has been provided, if required, to such collection, use and disclosure, and consents, without restriction and without further notice to or further consent, to disclosure of such information to any service provider, prospective investor, participant, assignee or purchaser of all or any part of the Credit Facilities, to any affiliate or supplier of the Bank, and to any regulator, examiner, monitor, auditor or similar person.

(b)   The Bank may collect, use, transfer and disclose information for the following purposes and as follows:

(i)    Providing the Credit Facilities (including adjudicating, monitoring, and reviewing availability of the Credit Facilities) and information respecting other services;

(ii)   Taking any Compliance Action referred to in this Schedule A (including actions taken to comply with laws, international guidance, internal policies or procedures, requirements from judicial, administrative, law enforcement and regulatory authorities);

(III)  Conducting financial crime risk management activity, including verifying the identification of the Credit Party and related individuals, screening, monitoring and investigation activity, and sharing information within HSBC Group, including in other jurisdictions, for these purposes;

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(iv)  As requested or required by judicial, administrative, public or regulatory bodies, as well as governments, tax, revenue and monetary authorities, examiners, monitors, securities or futures exchanges, courts, central banks or law enforcement bodies with jurisdiction over any HSBC Group member.

(c)   The Bank may collect, transfer and disclose information for these purposes from and to members of the HSBC Group, sub-contractors, agents and service providers within Canada and in other jurisdictions.

(d)   Before providing the Bank with personal information respecting any connected individual, the Credit Party will ensure that it has provided all necessary disclosures to, and obtained any necessary consents from, such individuals in connection with the collection, use and disclosure of such information by the Bank.

XV. Time of Essence

Time shall be of the essence of this Facility Letter.

XVI. Indemnity

The Borrower agrees to keep the Bank and its officers, directors, employees, solicitors, agents and affiliates indemnified against any claim for any damages, losses, costs or expenses (including, without limitation, legal costs on a solicitor and his own client basis) incurred or suffered by any of them in relation to this Facility Letter or as a consequence (direct or indirect) of any breach by the Borrower of this Facility Letter, or as a result of an assessment made by any tax authority in respect of any payment made by the Bank to any third party including, without limitation, to the beneficiary of any LG, unless such damage, loss, cost or expense was incurred solely as a direct result of the Bank’s gross negligence or wilful misconduct.

XVII. Governing Law

This Facility Letter and, unless otherwise specified therein, all Loan Documents or instruments delivered in accordance with this Facility Letter shall be governed by and interpreted in accordance with the laws of the Province of Ontario (the “Governing Jurisdiction”) and the federal laws of Canada applicable therein. Each Credit Party irrevocably submits to the non-exclusive jurisdiction of the courts in the Governing Jurisdiction and waives, to the fullest extent permitted by applicable law any defence based on convenient forum.

XVIII. Financial Crimes and Sanctions Laws Acknowledgements and Indemnification

Each Credit Party acknowledges and agrees that:

(a)   the Bank, HSBC Holdings plc, its affiliates and subsidiaries (collectively, “HSBC Group”), and HSBC Group’s service providers are required to act in accordance with the laws and regulations of various jurisdictions, including those which relate to Sanctions and the prevention of money laundering, terrorist financing, bribery, corruption and tax evasion;

(b)  the Bank may take, and may instruct other members of the HSBC Group to take, to the extent it or such member is legally permitted to do so under the laws of its jurisdiction, any action (a “Compliance Action”) that the Bank or any such other member, in its sole discretion, considers appropriate to act in accordance with Sanctions or domestic and foreign laws and regulations. Such Compliance Action may include but is not limited to the interception and investigation of any payment, communication or instruction or other information; the making of further enquiries as to whether a Person or entity is subject to any Sanctions; and the refusal to issue, pay, renew, extend or transfer any DC or LG or to process any transaction or instruction that, in the Bank’s discretion, may not conform with Sanctions.

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The Bank will use reasonable commercial efforts to notify the Borrower of the existence of such circumstances as soon as is reasonably practicable, to the extent permitted by law;

(c)   neither the Bank nor any member of HSBC Group will be liable for any loss, cost, damage, claim, action, suit, liabilities, suffered or incurred by the Borrowers, any Guarantor or other Person, or for any delay or any failure of the Bank to perform its duties under this Facility Letter arising out of or relating to any Compliance Action taken by or on behalf of the Bank, its service providers, or any HSBC Group member in its sole discretion;

(d)  the Bank may, in its sole discretion, refuse to issue, pay, renew, extend or transfer any DC or LG in connection with or relating to any countries, governments, entities or other Persons that are subject to Sanctions or limitations imposed by domestic or foreign laws, or by the Bank or any member of the HSBC Group, and that the Bank has the right, without prior notice to any Credit Party, to reject, refuse to pay, any demand, or not process any transaction or instruction that does not conform with any such Sanctions, or limitations; and

(e)   The Borrower will indemnify the Bank for all losses, costs, damages, claims, actions, suits, demands and liabilities suffered or incurred by or brought against the Bank arising out of or relating to any Compliance Action, unless such losses, costs, damages, claims, actions, suits, demands and liabilities are determined by a final, non-appealable decision of a court of competent jurisdiction to have been caused solely and directly by the gross negligence or wilful misconduct of the Bank.

XIX. Electronic Communications and Electronic Signatures

(a)  The Borrower hereby authorizes the Bank to accept Electronic Communications and Electronic Signatures from the Borrower in relation to this Facility Letter and the other Loan Documents and hereby consents to receiving commercial electronic messages from or on behalf of the Bank and any agreement, instruction, document, information, disclosure, notice or other form of communication from the Bank by Electronic Communication.

(b)  The Borrower agrees that any Electronic Communication, including any Electronic Signature associated with such Electronic Communication, which the Bank receives from the Borrower or in the Borrower’s name, or which appears to be from the Borrower or in its name, will be considered to be duly authorized and binding upon the Borrower (whether or not that Electronic Communication was actually from or authorized by the Borrower) and the Bank will be authorized to rely and act upon any such Electronic Communication, including any Electronic Signature associated with the Electronic Communication, even if it differs in any way from any previous Electronic Communication sent to the Bank.

(c)   The Borrower acknowledges and agrees that the Bank’s methods of storing, maintaining and retrieving any Electronic Communication, including any Electronic Signatures associated with such Electronic Communication, and the Bank’s data systems, maintain the integrity of the Electronic Communication. If, for any reason, an Electronic Communication stored in the Bank’s data systems differ from the Borrower’s, the Borrower acknowledges and agrees that the version stored on the Bank’s data systems shall prevail over any inconsistency. In this regard, the Borrower acknowledges and agrees that Electronic Communications maintained by the Bank will be admissible in any legal or other proceedings as conclusive evidence as to the contents of those Electronic Communications in the same manner as an original paper document, and that further proof of our records system integrity is not required (the integrity of the Bank’s records system is hereby acknowledged and agreed by the Borrower) and the Borrower hereby waives any right to object to the introduction of any such Electronic Communications into evidence. To the fullest extent permitted by applicable law, the Borrower waives any defence, or waiver of liability, based on the absence of a written document in paper format, signed manually. The Borrower will keep its own records of all Electronic Communications for a period of 7 years (unless otherwise stipulated by local regulation) and will produce them to the Bank upon request.

(d)   At the Bank’s discretion, it may require: (i) Electronic Communications be delivered using technology acceptable to the Bank including the use of a secure Electronic Signature, and (ii) any agreement,

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instruction, document, information, disclosure, notice or other form of communication from the Borrower to be manually signed and/or delivered to the Bank in paper format. If the Bank requires that the Borrower acknowledge its agreement to this Facility Letter or any other Loan Document by clicking the appropriate button, the Borrower will follow any instructions that the Bank provides to indicate the Borrower’s agreement (which may include typing the Borrower’s name and/or clicking “I Agree” or similar button).

(e)   When the Borrower’s handwritten or Electronic Signature is delivered by facsimile, email or other electronic or digital transmission, such transmission shall constitute delivery of an executed copy of this Facility Letter or other relevant Loan Document. If the Borrower uses an Electronic Signature to indicate its agreement, the Borrower shall ensure that its Electronic Signature is attached to or associated with the relevant Electronic Communication.

XX. Further Assurances

Each Credit Party shall, at its cost and expense, upon request of the Bank, duly execute and deliver, or cause to be duly executed and delivered, to the Bank all such further agreements, instruments, documents and other assurances and do and cause to be done all such further acts and things as may be necessary or desirable in the reasonable opinion of the Bank to carry out more effectually the provisions and purposes of this Facility Letter or any of the other Loan Documents.

XXI. Conflict

In the event of any conflict between the terms of this Schedule and the corresponding terms of this Facility Letter to which this Schedule is attached, the terms of this Facility Letter shall prevail to the extent necessary to resolve such conflict. In the event of a conflict between the terms of this Facility Letter and the corresponding terms of any of the other Loan Documents, the terms of this Facility Letter shall prevail to the extent of such conflict.

XXII. Confidentiality

Each Credit Party acknowledges that the contents of this Facility Letter are confidential and shall not be disclosed by such Credit Party other than to its solicitors (or any other person bound by a duty of confidentiality) except with the prior written consent of the Bank.

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